SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


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                              NETRO CORPORATION

                (Name of Registrant as Specified in its Charter)

                              C. ROBERT COATES
                              ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     3)     Filing Party: C. Robert Coates
     4)     Date Filed: April 5, 2002


(These materials are intended to be released to one or more shareholders, inconjunction with the previously supplied Definitive Proxy Statement currently on file, on or about April 05, 2002)




COATES AND KENNEDY PROXIES MAILED TO SHAREHOLDERS IN CHALLENGE TO
                     NETRO'S CURRENT DIRECTORS

C. Robert ("Bob") Coates and David Kennedy announced today that ADP had completed the mailing of their proxies for election to the board of directors of Netro Corporation (Nasdaq: NTRO).

Robert Coates said, "We think that Netro Corporation desperately needs new directors truly dedicated to its shareholders and better business practices. Just look at the disastrous Netro results of the last two years and listen to the Q1 2002 conference call, the least enthusiastic and most incomprehensible quarterly conference call we have heard in years.

After so many "dot-com's" and telecoms crashed and burned, we hoped that Netro's directors would have learned that America's success in business isn't based on wishful thinking, selling me-too products at a loss, and profligate spending. But no, it looks like business as usual at Netro. That means losing more shareholder money, or as their 10-K says "We have a history of losses, expect future losses, and may never achieve profitability."

Who are these Netro Directors who have presided over the decline and fall of Netro's stock price and profits, analyst coverage and future prospects? They are Gideon Ben-Efraim, Thomas R. Baruch, Irwin Federman, Richard M. Moley, Sanford R. Robertson and Shirley Young. Now two of them, Baruch and Federman are running for re-election.
What is their campaign to the shareholders? We don't know but we assume that they are going to sit back and wait for people to vote for them just because they were nominated by management. (Netro has no nominating committee or corporate governance committee or ethics committee.) The directors set a very early election / annual meeting date of May 21st giving shareholders barely time to get Netro's proxy materials and consider the issues."

Robert Coates concluded by saying, "We mailed at our cost to every shareholder of record on April 1 no matter how few shares they owned. We believe that every shareholder deserves to benefit from this contested election for directors. We also value their comments on how we can better govern Netro and serve Netro's shareholders. Now is the time for change!"